EXHIBIT 99.2


Press Release                           Source: Churchill Ventures Ltd.

     CHURCHILL VENTURES LTD. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION AND
                  SEPARATE TRADING OF COMMON STOCK AND WARRANTS

                 CHURCHILL VENTURES IPO GENERATES $107.8 MILLION

March 14, 2007

NEW YORK, New York -- (BUSINESS WIRE) - Churchill Ventures Ltd. (AMEX: CHV.U) (the "Company") announced that the underwriters for its initial public offering have exercised their over-allotment option and purchased an additional 972,400 units. Each unit consists of one share of common stock and one warrant to purchase an additional share of common stock. The Company's IPO, including the exercise of the over-allotment option, generated total gross proceeds of approximately $107.8 million.

In addition, the Company announced that commencing on March 16, 2007, the holders of the Company's units may elect to trade separately the common stock and warrants included in such units. The units not separated will continue to trade on the American Stock Exchange under the symbol CHV.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols CHV and CHV.WS, respectively.

Churchill Ventures intends to use the net proceeds from the offering to acquire one or more operating businesses in the communications, media, or technology industries.

Banc of America Securities LLC acted as the sole manager for the initial public offering. A copy of the prospectus, when available, may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment), by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, New York, 10001.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Securities are being offered only pursuant to a prospectus.

MEDIA CONTACT:

Churchill Ventures Ltd.
Elizabeth O'Connell, 914-762-2553
Chief Financial Officer
eoconnell@churchillventures.com



Source: Churchill Ventures Ltd.